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                                 EXHIBIT 10.16
                                 AMENDMENT TO
                             EMPLOYMENT AGREEMENT


     AGREEMENT dated as of January 1, 2002 between __________________ ("Employee") and Chemed Corporation (the "Company").

     WHEREAS, Employee and the Company have entered into an Employment Agreement dated as of May 2, 1988 and amended periodically thereafter ("Employment Agreement"); and

     WHEREAS, Employee and the Company desire to further amend the Employment Agreement in certain respects;

     WHEREAS, the Employment Agreement is not intended to guarantee continuity of Employee's exact position, as such would impair the Corporation's essential flexibility in acquiring and disposing of businesses; and

     WHEREAS, the Company has offered Employee, and Employee has accepted, the immediate vesting of all restricted portions of outstanding stock awards, totalling _______ shares of Chemed capital stock, in conjunction with the below amendments;

     NOW, THEREFORE, Employee and the Company mutually agree that the Employment Agreement shall be amended, effective as of January 1, 2002, as follows:

     1. The first two sentences of Section 1.1(a) are hereby revised to read as follows:

          "The Company agrees to employ Employee and Employee agrees to work for the Company as a senior executive, or in such other reasonably comparable position as the Company shall determine suits the needs of its business in keeping with the executive or managerial nature of the Employee=s position, in its sole discretion. Employee will serve in such management capacities as Company shall assign."
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2.  Section 2.5(e) is hereby deleted and replaced with the following:

    "To the extent Employee succeeds in obtaining a final judgment in his favor on the essential claims he may make against the Company in enforcement of his rights under this Agreement, the Company shall thereafter repay him his legal fees in such amount as is reasonable."

C.  Section 3.4(b) is hereby revised to read as follows:

    "(b) If the Company shall terminate Employee's employment hereunder Without Cause, the Company shall pay Employee monthly severance payments at an annual rate equal to 150% of the sum of: (i) the Employee's then current base salary plus (ii) the amount of the annual incentive bonus most recently paid or approved to be paid to such person in respect of the previous year, plus (iii) the fair market value of all shares of Chemed Corporation capital stock subject to restricted stock awards granted to Employee under the Company's stock incentive plans which were scheduled to vest in accordance with Exhibit A attached hereto, notwithstanding the fact that such shares were vested on an accelerated basis effective January 1, 2002, such fair market value to be determined as of the date of vesting of any such shares. Such monthly severance payments shall be made for a period equal to the balance of the term of employment provided for in '1.2; provided, however, that the severance payments shall be reduced by the amount of any Earned Income received by the Employee from other sources for any period such severance payments are payable. "Earned Income" shall mean income attributable to personal services including salary, bonuses and incentive or other supplementary compensation, whether payable currently or deferred, and whether payable in cash or in property. Benefits attributable to executive or employee stock options, benefit plans or other such arrangements shall not constitute Earned Income. Incidental honorariums or fees received on an infrequent basis shall not be included in Earned Income. However, consulting fees, finders' fees and other income for personal services (other than directors' fees) received in lieu of employment by others, or received on a regular and continuing basis even if employed by another employer, shall be included in Earned Income. Directors' fees shall not be included in Earned Income."
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     D.   The third sentence of Section 5.1 is hereby revised to read as follows:

          "The parties agree that, consistent with Section 1.1(a) hereof, any material reduction in Employee's title, authority or responsibilities from those he or she was exercising on the date of execution of this Agreement shall not constitute a material breach of this Agreement by the Company, as the Company requires flexibility in acquisition and disposition of its businesses, and their staffing needs."

     Except as specifically amended in this Amendment No. ___ to Employment Agreement, the Employment Agreement, as amended, shall continue in full force and effect in accordance with its terms, conditions and provisions.

     IN WITNESS WHEREOF, the parties have duly executed this amendatory agreement as of the date first above written.

                                        EMPLOYEE

                                        ________________________


                                        CHEMED CORPORATION

                                        ________________________
                                        Edward L. Hutton
                                        Chairman
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                           SCHEDULE TO EXHIBIT 10.16
                             EMPLOYMENT AGREEMENTS
                            REVISED JANUARY 2, 2002


Name and Position                                          Shares Vesting
-----------------                                          --------------

Edward L. Hutton, Chairman                                    83,066
Kevin J. McNamara, President & Chief Executive Officer        30,018
Sandra E. Laney, Executive Vic President &
  Chief Administrative Officer                                17,575
Timothy S. O'Toole, Executive Vice President & Treasurer      17,575
Spencer S. Lee, Executive Vice President                       7,616
Thomas C. Hutton, Vice President                               9,248
Arthur V. Tucker, Jr., Vice President & Controller             7,402
John M. Mount, Vice President                                  3,395
Rick L. Arquilla, Director                                     6,545